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                                                                     EXHIBIT 5.4


                       [FROST BROWN TODD LLC LETTERHEAD]

Mark I Molded Plastics of Tennessee, Inc.
c/o Dura Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309

         RE:      REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special Tennessee counsel to Mark I Molded Plastics of Tennessee, Inc., a Tennessee corporation (the "Guarantor"), in connection with the proposed guarantee of the Guarantor, along with the other guarantors under the Indenture (as defined below), of $50,000,000 in aggregate principal amount of 8?% Senior Notes, due 2012, Series B (the "Exchange Notes"). The Exchange Notes are to be issued by Dura Operating Corp., a Delaware corporation (the "Issuer"), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on January 20, 2004, under the Securities Act of 1933, as amended (the "Securities Act"). The obligations of the Issuer under the Exchange Notes are to be guaranteed by the Guarantor (individually, a "Guarantee" and collectively, the "Guarantees"), along with other guarantors pursuant to the Indenture (defined below). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of April 18, 2002, among the Issuer, the Guarantors, certain other parties, and BNY Midwest Trust Company, as amended by that certain Supplemental Indenture, dated as of October 31, 2003, among the Issuer, the Guarantors, certain other parties, and BNY Midwest Trust Company (the "Indenture").

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the Charter, as amended, of the Guarantor,
(ii) the by-laws of the Guarantor, (iii) Certificate of Existence certified on January 15, 2004 by the Secretary of State of the State of Tennessee with respect to the Guarantor, (iv) unanimous written consent of the board of directors of the Guarantor with respect to the Indenture and the issuance of its Guarantee as set forth in the Indenture, (v) the Registration Statement and (vi) the Indenture.


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Mark I Molded Plastics of Tennessee, Inc.
January 20, 2004
Page 2



         We have also examined such other records, documents, certificates and instruments, and have made such other investigations as in our judgment are necessary to enable us to render the opinions expressed below.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon one or more certificates of the Guarantor's officers and other statements and representations of officers and other representatives of the Guarantor and others.

         Based upon and subject to the foregoing assumptions, qualifications and limitations and the further limitations set forth below, we are of the opinion that:

         1. The Guarantor is a corporation validly existing and in good standing under the laws of the State of Tennessee.

         2. The Indenture has been duly authorized, executed and delivered by the Guarantor by all necessary corporate action.

         3.  When (i) the Registration Statement has been declared effective,
             (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for Old Notes, the Guarantee of the Exchange Notes will have been duly authorized, executed and delivered by the Guarantor by all necessary corporate action.

         4. The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to its Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the charter, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the State of Tennessee or any political subdivision thereof.

         5. No consent, waiver, approval, authorization or order of any State of Tennessee court or governmental authority of the State of Tennessee or any political subdivision thereof is required for the issuance by the Guarantor of its Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

             The foregoing opinions are subject to the following qualifications:
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Mark I Molded Plastics of Tennessee, Inc.
January 20, 2004
Page 3



         Our opinion as to the valid existence of the Guarantor is based solely on the Certificate of Existence issued by the Secretary of State of Tennessee with respect to the Guarantor, without any further independent investigation with respect thereto.

         We are members of the Bar of the State of Tennessee and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under, laws other than the laws of the State of Tennessee and the United States, and the opinion given hereunder is limited thereto.

         We are special Tennessee counsel for the Guarantor and have not represented the Guarantor except in connection with rendering the opinions in this opinion letter, and our knowledge concerning the Guarantor has been obtained solely in connection therewith. We have not negotiated or prepared any of the Indenture or the Guarantee. The terms "knowledge", "known to us", "of which we have knowledge" or similar language, whenever used in this opinion letter with respect to our firm, means that nothing has come to the attention of the lawyers in our firm who have had actual involvement in preparing these opinions indicating the contrary, and shall not imply that we have made any independent verification with respect to such matters. We have not interviewed the Guarantors officers with respect to the representations and warranties of the Guarantor contained in any of the documents described above, and having no actual knowledge or reason to believe that such statements or disclosures are inaccurate, misleading or false, we have assumed the correctness and accuracy of such representation and warranties.

         We have expressed no opinions with respect to any of the following legal issues unless we have explicitly addressed the specific legal issue in the applicable opinion: (a) Federal Reserve Board margin regulations; (b) pension and employee benefit laws and regulations (e.g. ERISA); (c) Federal and state antitrust and unfair competition laws and regulations; (d) Federal and state laws and regulations concerning filing and notice requirements (such as the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, and the Exon-Florio Act, as amended); (d) compliance with fiduciary duty requirements,
(e) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing; (f) fraudulent transfer and fraudulent conveyance laws; (g) Federal and state environmental, land use and subdivision, tax, racketeering, health and safety laws and regulations; (h) Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations; (i) Federal and state health and safety laws and regulations (e.g. OSHA); (j) Federal and state labor laws and regulations; (k) Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws; (l) other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g. mail fraud and wire fraud statutes); (m) any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic



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Mark I Molded Plastics of Tennessee, Inc.
January 20, 2004
Page 4



 Powers Act); (n) the effect of any law, regulation or order which hereafter becomes effective; (o) the Anti-Terrorism Order, as amended, all rules and regulations promulgated thereunder and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order (including without limitation the Executive order of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit and Threaten to Commit or Support Terrorism) and the ownership and operation of, or otherwise regulation of, companies which conduct, operate or otherwise pursue the business or businesses now and in the future conducted, operated or otherwise pursued by any of the Transaction Parties including, without limitation, the importation, transportation, manufacturing, dealing, purchase, use or storage of explosive materials; (p) the USA Patriot Act of 2001 and the rules, regulations and policies promulgated thereunder and any foreign assets control regulations of the United States Treasury Department or any enabling legislation or orders relating thereto; (q) Federal securities laws and regulations (including the Investment Company Act of 1940 and all other laws and regulations administered by the United States Securities and Exchange Commission, the "Blue Sky" laws and regulations of Tennessee and other laws and regulations relating to commodity (and other) futures and indices and other similar instruments; and (r) any law except the laws of the State of Tennessee and the Tennessee case law decided thereunder.

         We have not undertaken any research for purposes of determining whether any of the Guarantors or any of the transactions which may occur in connection with the Indenture or any of the other documents executed in connection therewith are subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable in the absence of research by lawyers in the State of Tennessee, and none of our opinions cover any such law or other requirement unless (i) we have knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in this opinion letter.

         The opinion is limited to the matters expressly stated herein and no other opinions are implied by, or are to be inferred from, this opinion letter.

         This opinion is furnished to you in connection with the filing of the Registration Statement and without our specific written consent, this opinion may not be relied upon in any manner by any person, firm or entity other than you and your counsel, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof. The information set forth herein is as of the date of this opinion, and we assume no obligation to advise you or your counsel of any changes, whether or not deemed material, of which we may subsequently learn.



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Mark I Molded Plastics of Tennessee, Inc.
January 20, 2004
Page



         We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                   Very truly yours,

                                                   FROST BROWN TODD LLC



                                                   By /s/ William C. Gullett
                                                     ---------------------------
                                                     William C. Gullett, Member